Exhibit 99.1

Contact:
Investor Relations
801-975-7200
investor_relations@clearone.com

ClearOne Reports Preliminary Third Quarter 2015 Financial Results

Company Generates Record Revenue and Profits

SALT LAKE CITY, UTAH - November 19, 2015

Third Quarter 2015 Highlights

•Gross margin increased to 64% from 61%
•Non-GAAP operating income up 20%
•Non-GAAP net income up 59%
•Non-GAAP adjusted EBITDA up 18%
•Revenue up 1% to $15.9 million

Preliminary Financial Summary

(Dollars in thousands, except per share values)	Third Quarter			Year to Date
	2015	2014	Change	2015	2014	Change
Revenue	$15,913	$15,739	1%	$43,513	$42,558	2%
Gross Profit	10,188	9,640	6%	27,640	25,406	9%
Non-GAAP Operating Income	4,188	3,485	20%	9,621	6,479	48%
Non-GAAP Net Income	2,843	1,789	59%	6,426	3,989	61%
Non-GAAP Adjusted EBITDA	4,436	3,759	18%	10,470	7,248	44%
Non-GAAP Diluted EPS	0.30	0.19	58%	0.67	0.41	63%
GAAP Operating Income	3,508	2,964	18%	7,700	4,765	62%
GAAP Net Income	2,417	1,594	52%	5,204	2,962	76%
GAAP Diluted EPS	0.25	0.17	47%	0.54	0.31	74%

ClearOne (NASDAQ: CLRO), a global provider of audio and visual communication solutions, today reported preliminary financial results for the three and nine months ended September 30, 2015. The company previously reported the appointment of Tanner LLC (Tanner) as its independent public accounting firm to re-audit the company's 2014 financial results following the resignation of McGladrey LLP (McGladrey), the company's prior independent public accounting firm. McGladrey's resignation was not due to any reason related to the Company's financial reporting or accounting operations, policies or practices. Further details can be found in the company’s Form 8-K filed on October 14, 2015 or at http://investors.clearone.com/secfiling.cfm?filingID=840715-15-37&CIK=840715. The company currently expects Tanner to complete its review and report its full financial results for the quarter ended September 30, 2015 by mid-January 2016.

For the 2015 third quarter, revenue increased 1% to $15.9 million from $15.7 million for the third quarter of 2014. Gross profit was $10.2 million, or 64% of revenue, compared with $9.6 million, or 61% of revenue, for the third quarter of 2014. Non-GAAP operating income increased 20% to $4.2 million from $3.5 million for the third quarter of 2014. Non-GAAP net income increased 59% to $2.8 million, or $0.30 per diluted share, from $1.8 million, or $0.19 per diluted share, for the third quarter of 2014. Non-GAAP Adjusted EBITDA increased 18% to $4.4 million, or $0.46 per diluted share, from $3.8 million, or $0.39 per diluted share, for the third quarter of 2014.
For the nine months ended September 30, 2015, revenue increased 2% to $43.5 million from $42.6 million for the nine months ended September 30, 2014. Gross profit was $27.6 million, or 64% of revenue, compared with $25.4 million, or 60% of revenue, for the nine months ended September 30, 2014. Non-GAAP operating income increased 48% to $9.6 million from $6.5 million for the nine months ended September 30, 2014. Non-GAAP net income increased 61% to $6.4 million, or $0.67 per diluted share, from $4.0 million, or $0.41 per diluted share, for the nine months ended September 30, 2014. Non-GAAP Adjusted EBITDA increased 44% to $10.5 million, or $1.09 per diluted share, from $7.2 million, or $0.75 per diluted share, for the nine months ended September 30, 2014.
Cash, cash equivalents and investments totaled $39.5 million at September 30, 2015, up from $33.6 million at December 31, 2014. The company continued to have no debt. The company recently announced an increase in its quarterly dividend from $0.035 per share to $0.05 per share payable to shareholders of record on December 4, 2015.
"Despite continuing weakness in certain international markets, we continue to generate solid growth and record revenue and Non-GAAP net income," said Zee Hakimoglu, President and Chief Executive Officer. "Our strong quarterly performance was also due in part to the benefit of a new licensing agreement."

"ClearOne has long been the market share leader in the professional audio conferencing space. We are pleased that a highly regarded market research study recently affirmed not only our number one position but also that we have increased our market share. We will continue our strategic and operating initiatives to extend our leadership to the video collaboration and network media streaming markets."

Gained market share from last year for professional audio conferencing endpoints
New research from Frost & Sullivan, titled Analysis of the Global Audio Conferencing Endpoints Market
(http://www.frost.com/nf8c), found that ClearOne's comprehensive portfolio, excellent product quality, dedication to technology innovation, and strong partner network have enabled the company to strengthen its revenue lead in the installed audio conferencing market to an impressive 51.5 percent share. The report acknowledged that ClearOne has entered the video conferencing market to meet the continually evolving needs of all types of customer organizations and is positioned as a one-stop-shop provider for customer audio and video collaboration needs.

ClearOne video innovation recognized
In August 2015, TMC, a global, integrated media company, awarded ClearOne’s network media VIEW® Pro D210 Decoder a 2015 Communications Solutions Product of the Year Award. The award-winning VIEW Pro D210 decoder enables high-quality, low-latency media streaming over existing IP networks. This network device is the ideal solution for deployments such as digital signage applications where common content is repeated over multiple displays and may not need professional-level audio amplification, or third-party equipment control. Such applications include displays at airports and transportation hubs, hotels, casinos and shopping malls.

New patent awarded
In September 2015, the U.S. Patent and Trademark Office (USPTO) issued a new patent related to audio streaming over IP networks. To date, ClearOne has been awarded 64 patents and has an additional 36 patent applications covering innovations in five strategic categories: Audio Signal Processing, Video Conferencing, Multimedia Network Streaming, Wireless, and Industrial Design.

Dubai office opened
In November, ClearOne announced the opening of an office in the Dubai region of the United Arab Emirates to provide enhanced sales and marketing support for its Middle East business. Gulf co-operation council countries including Bahrain, Emirates, Kuwait, Oman, Qatar and Saudi Arabia comprise a key growth market for ClearOne, as the region continues to benefit from large investments in education, professional services, hospitality and infrastructure, offering a promising long-term outlook. A Middle East office will help ClearOne further penetrate the market and leverage established partner and customer relationships with a local capability.

Released Composition and Video Wall creation software module for award-winning VIEW® Streaming Platform
In November, ClearOne released PANORAMA™, an industry first low-cost downloadable software module which enables flexible video wall display and composition layout without having to purchase additional expensive video wall processor equipment. This new software license builds upon ClearOne’s ground breaking and unique strategy for adding affordable, new functionality and capabilities to the company's Network Media Streaming Platform, without requiring any hardware additions to ClearOne’s VIEW® Pro systems.

Non-GAAP Preliminary Financial Measures
ClearOne provides non-GAAP preliminary financial information in the form of non-GAAP operating income, non-GAAP net income, non-GAAP Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA) and corresponding earnings per share to investors to supplement preliminary GAAP financial information. ClearOne believes that excluding certain items from GAAP results allows ClearOne's management to better understand ClearOne's consolidated preliminary financial performance from period to period as management does not believe that the excluded items are reflective of underlying operating performance. Non-GAAP operating income, non-GAAP net income, non-GAAP Adjusted EBITDA and corresponding earnings per share excludes certain costs and expenses, the details of which are provided below in the tables containing the reconciliation between GAAP and non-GAAP preliminary financial measures. The exclusion of these items in the non-GAAP presentation should not be interpreted as implying that these items are non-recurring, infrequent, or unusual. ClearOne believes non-GAAP financial measures will provide investors with useful information to help them evaluate ClearOne's operating results and projections. This non-GAAP financial information is not meant to be considered in isolation or as a substitute for operating income, net income or other financial measures prepared in accordance with GAAP. There are limitations to the use of non-GAAP financial measures. Other companies, including companies in ClearOne's industry, may calculate non-GAAP financial measures differently than ClearOne does, limiting the usefulness of those measures for comparative purposes. A detailed reconciliation of non-GAAP preliminary financial measures to the most directly comparable GAAP preliminary financial measures is included with this release.
About ClearOne
ClearOne is a global company that designs, develops and sells conferencing, collaboration, streaming and digital signage solutions for voice and visual communications.  The performance and simplicity of its advanced comprehensive solutions offer unprecedented levels of functionality, reliability and scalability.  More information about the company can be found at www.clearone.com.
This release contains “forward-looking” statements that are based on present circumstances and on ClearOne's predictions with respect to events that have not occurred, that may not occur, or that may occur with different consequences and timing than those now assumed or anticipated. Such forward-looking statements and any statements of the plans and objectives of management for future operations and forecasts of future growth and value, are not guarantees of future performance or results and involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements. Such forward-looking statements are made only as of the date of this release and ClearOne assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances. Readers should not place undue reliance on these forward-looking statements.

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http://investors.clearone.com

CLEARONE, INC.
UNAUDITED PRELIMINARY FINANCIAL RESULTS
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME
(Dollars in thousands, except per share values)

	Quarter ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Non-GAAP Operating Income	4,188	3,485	9,621	6,479
Other income (expense), net	54	70	244	215
Income before income taxes	4,242	3,555	9,865	6,694
Provision for income taxes	1,399	1,766	3,439	2,705
Non-GAAP Net Income	$2,843	$1,789	$6,426	$3,989

Basic Non-GAAP earnings per common share	$0.31	$0.19	$0.70	$0.43
Diluted Non-GAAP earnings per common share	$0.30	$0.19	$0.67	$0.41

GAAP Net Income	$2,417	$1,594	$5,204	$2,962
Adjustments:
Share-based compensation	193	98	648	266
Amortization of purchased intangibles	314	351	943	873
Legal and acquisition related expenses	173	72	330	575
Total of adjustments before taxes	680	521	1,921	1,714
Income taxes affected by the above adjustments	254	326	699	687
Total adjustments	426	195	1,222	1,027
Non-GAAP Net Income	$2,843	$1,789	$6,426	$3,989

CLEARONE, INC.
UNAUDITED PRELIMINARY FINANCIAL RESULTS
UNAUDITED RECONCILIATION OF GAAP NET INCOME TO NON-GAAP ADJUSTED EBITDA
(Dollars in thousands, except per share values)

	Quarter ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
GAAP Net Income	$2,417	$1,594	$5,204	$2,962
Adjustments:
Provision for income taxes	1,145	1,440	2,740	2,018
Depreciation and amortization	508	555	1,548	1,427
Non-GAAP EBITDA	4,070	3,589	9,492	6,407
Share-based compensation	193	98	648	266
Legal and acquisition related expenses	173	72	330	575
Non-GAAP Adjusted EBITDA	$4,436	$3,759	$10,470	$7,248

Basic Non-GAAP Adjusted EBITDA per common share	$0.49	$0.41	$1.15	$0.79
Diluted Non-GAAP Adjusted EBITDA per common share	$0.46	$0.39	$1.09	$0.75